Exhibit 31

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of December 29, 2009, by and among Shamrock Activist Value Fund, L.P., a Delaware limited partnership (“Seller”), Millennium Technology Value Partners, L.P., a Delaware limited partnership (“MTVP”) and Millennium Technology Value Partners (RCM), L.P., a Delaware limited partnership (“MTRCM” and collectively with MTVP, the “Purchaser”).

WHEREAS, Seller owns 5,566,126 shares of common stock (the “Shares”) of iPass Inc. (the “Company”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties agree as follows:

SECTION 1. SALE AND ACQUISITION OF THE SHARES.

(a) Sale and Purchase; Consideration. Subject to the terms and conditions of this Agreement, at the Closes (as defined below), Purchaser shall purchase from Seller, and Seller shall sell, transfer and convey to Purchaser, the Shares for aggregate sale proceeds of $5,232,158.44 (the “Consideration”). Allocation of the Shares between, and the Consideration to be paid at each Close by, MTVP and MTRCM, as applicable, shall be made as set forth on Schedule I. Payment of the Consideration shall be made on the date of each Close by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller prior to the applicable Close. Purchaser acknowledges and agrees that Seller is only willing to sell, transfer and convey all of the Shares and not a portion thereof and, accordingly, Purchaser agrees that, after the first Close, it will be required to purchase the remainder of the Shares on the date scheduled for such second Close as set forth on Schedule I and otherwise in accordance with the terms and conditions of this Agreement.

(b) Close. The two closings of the sale and purchase of the Shares shall take place with respect to each of MTVP and MTRCM on such date as set forth beside such Purchaser’s name on Schedule I (each, a “Close”); provided, however, that Seller shall have no further obligation to sell the Shares to Purchaser if the Closes have not occurred on or prior to December 31, 2009. Each Close shall occur at the offices of Purchaser or at such other place and time as the parties may agree. At each Close, Seller shall (i) deliver to Purchaser the certificate(s) representing 4,000 Shares to be transferred, duly endorsed for transfer or accompanied by duly executed stock powers, (ii) deliver to the Purchaser and the Company’s transfer agent the correspondence of the Company instructing the transfer agent to transfer ownership of the uncertificated Shares from the Seller to the Purchaser and (iii) cause the book entries through a direct registration system for the remainder of the Shares which are uncertificated to be updated to reflect that Purchaser is the new record owner of such Shares, all such transfers being evidenced by the Stock Power in the form attached hereto as Exhibit A, as applicable, and effective as of the applicable date of such Close in accordance with Schedule I.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

In connection with the transactions contemplated by this Agreement, Seller hereby represents and warrants to Purchaser as of each Close as follows:

(a) Authorization. Seller has the full right, power and authority to enter into this Agreement and any other agreements contemplated hereby and to perform the obligations hereunder and thereunder. Seller has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

(b) No Violation; No Approvals. The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller, to the best of Seller’s knowledge, will not, (i) violate or conflict with Seller’s formation or governance documents, or (ii) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any indenture, agreement, lease or other instrument to which Seller is a party or by which Seller or any of Seller’s property is bound. Assuming the truth, accuracy and completeness of Purchaser’s representations and warranties in Section 3, no approval, authorization, order or consent of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or performance of the obligations hereunder.

(c) No Litigation. No suit, action or legal, administrative, arbitrative or other proceeding and, to the Seller’s actual knowledge, no investigation by any governmental agency or third party is pending or, to Seller’s actual knowledge, has been threatened against Seller which questions the validity or legality of this Agreement or any action taken or to be taken by Seller in connection with this Agreement or which could materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

(d) Title. Seller has good and valid title to the Shares. Upon delivery of and payment for the Shares pursuant to this Agreement, Purchaser will receive good and valid title thereto free and clear of all liens, charges, pledges, taxes, security interests, options, warrants, purchase rights, contracts, commitments, claims, derivative rights, voting trusts, community property interests, transfer restrictions or other encumbrances.

(e) Exempt Sale. Assuming the truth, accuracy and completeness of Purchaser’s representations and warranties in Section 3, the transfer of the Shares as contemplated hereunder is exempt from registration under applicable federal securities laws.

(f) Stop Transfer Order. To Seller’s actual knowledge, the Shares are not subject to a stop transfer order or any other restriction limiting or restricting Seller’s ability to sell and transfer the Shares pursuant to this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

In connection with the transactions contemplated by this Agreement, Purchaser hereby, jointly and severally, represents and warrants to Seller as of each Close as follows:

(a) Authorization. Purchaser has full right, power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform the obligations hereunder and thereunder. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

(b) No Violation, No Approvals. The execution and delivery of this Agreement and the performance of its obligations hereunder by Purchaser, to the best of Purchaser’s knowledge, will not (i) violate or conflict with Purchaser’s formation or governance documents, or (ii) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any indenture, agreement, lease or other instrument to which Purchaser is a party or by which Purchaser or any of Purchaser’s property is bound. Assuming the truth, accuracy and completeness of Seller’s warranties in Section 2, no approval, authorization, order or consent of any court, regulatory body, administrative agency or other governmental body is required for Purchaser’s execution and delivery of this Agreement or performance of its obligations hereunder.

(c) No Litigation. No suit, action or legal, administrative, arbitrative or other proceeding and, to Purchaser’s actual knowledge, no investigation by any governmental agency or third party is pending or, to Purchaser’s actual knowledge, has been threatened against Purchaser which questions the validity or legality of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement or which could materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d) Information. Purchaser initiated contact with Seller regarding Purchaser’s interest in purchasing the Shares, and Seller did not solicit Purchaser in any manner regarding Purchaser’s purchase of the Shares. Seller has disclosed to Purchaser that Stanley P. Gold (“Mr. Gold”), the Managing Member and President of Shamrock Partners Activist Value Fund, L.L.C., the managing member of Shamrock Activist Value Fund GP, L.L.C, the general partner of Seller, currently serves as a director of the Company and, as a result of Mr. Gold’s position as a director of the Company, Seller may be in possession of material non-public information about the Company, including without limitation, the Company’s business, assets, liabilities, results of operations and prospects (collectively, the “Information”), some or all of which may not be known by Purchaser and which, if known by Purchaser, might cause Purchaser to change its decision to purchase the Shares or the price for such purchase. Seller has not made any representation or warranty to Purchaser as to any Information, the extent it holds Information, any Information received, or the transactions contemplated hereby except as expressly set forth in this Agreement. Purchaser is a sophisticated investor, has knowledge and experience in financial and business matters, and, notwithstanding its lack of knowledge of the Information, has made its own decision to purchase the Shares and the price at which to purchase the Shares based upon its own analysis of publicly available information or other information (including, as applicable, any Information) available to it, and Purchaser further acknowledges that Purchaser has conducted its own independent investigation, to the extent that Purchaser has determined necessary or desirable, regarding the Company. Purchaser acknowledges that it has not requested or received any Information or investment advice from Seller and confirms that it is not relying on any representation, warranty, communication or disclosure of any nature from Seller except as contained in this Agreement.

(e) Purchase Entirely for Own Account; No Brokers. Purchaser is purchasing the Shares for its own account and not as a nominee or agent for any third party, for investment purposes and not with a view to or for the sale in connection with the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Act”). Purchaser has not employed any broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby or in connection with Purchaser’s purchase of the Shares.

(f) Securities Matters. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act. Purchaser is a sophisticated investor and has the knowledge, capacity, sophistication and experience to evaluate the risks and merits of, make an informed decision with respect to, the transactions contemplated by this Agreement and to be able to protect Purchaser’s interests in connection with the purchase of the Shares. Purchaser is capable of bearing the economic risk of a complete loss of the investment in the Shares. Purchaser has been provided with access to the Company’s public filings, which include the same type of information as would be included in a Company registration statement for a primary offering of Company securities.

(g) No Other Holdings. Prior to giving effect to the transactions contemplated hereby, Purchaser is not the record owner of, and does not otherwise have any beneficial interest in, more than five million shares of common stock of the Company or any rights to acquire any such shares other than as contemplated in this Agreement.

SECTION 4. RELEASE, WAIVER AND COVENANT NOT TO SUE.

Seller shall have no liability to Purchaser and Purchaser hereby waives and releases and covenants not to sue Seller, Mr. Gold or any of Seller’s officers, directors, employees, agents, affiliates or assigns (each, a “Released Party”) with respect to any and all rights and claims which Purchaser or any of its affiliates may have or may hereafter acquire against any Released Party, whether under applicable securities laws or otherwise, to the extent relating to any failure by a Released Party to disclose the Information to Purchaser relating to this transaction.

SECTION 5. FURTHER ASSURANCES.

If requested by or on behalf of the Company or its transfer agent in connection with the transactions contemplated by this Agreement, Seller shall have its legal counsel prepare and deliver a legal opinion to the effect that the sale and transfer of the Shares by Seller to Purchaser is subject to a valid exemption or is otherwise not required to be registered under the Act.

SECTION 6. SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided in this Agreement, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not; provided, however, that no party hereto may assign all or any of its rights and obligations under this Agreement to any other person or entity without the other party’s express prior written consent.

SECTION 7. BREACH OF AGREEMENT; SURVIVAL OF REMEDIES.

Seller recognizes that any breach by it of this Agreement could cause irreparable harm to the present or future business of Purchaser, the effect or amount of which may be difficult to estimate. Seller agrees that Purchaser shall have the right to apply to any court of competent jurisdiction for an order restraining any actual or threatened breach of this Agreement by Seller and for an order of specific performance to require Seller to honor the terms of this Agreement and to sell the Shares to Purchaser. If a breach by a party hereto of its obligations hereunder results in the termination or expiration of this Agreement, the other party shall be able to continue to pursue all available remedies under applicable law, after such termination or expiration.

SECTION 8. NOTICE.

Any notice provided, permitted or required to be given under this Agreement must be in writing and shall be deemed to have been duly given when received during normal business hours of the addressee (otherwise at the beginning of normal business hours of the next business day) (a) if personally delivered, (b) when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein, (c) the business day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service, and (d) on the date of delivery as shown on the return receipt if mailed by certified or registered mail, postage prepaid, return receipt requested. Such addresses may be changed, from time to time, by means of a notice given by a party hereto to the other parties in the manner provided in this Section 8.

SECTION 9. ENTIRE AGREEMENT.

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. This Agreement may be executed in two or more counterparts, including by electronic facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may not be amended without the written consent of each of the parties hereto.

SECTION 10. CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. TIME OF THE ESSENCE.

With regard to all dates and time periods set forth or referred to in this Agreement, the parties hereto acknowledge and agree that time is of the essence.

SECTION 12. EXPENSES

Each party hereto shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Transfer Agreement as of the day and year first above written.

SELLER:		PURCHASER:
Shamrock Activist Value Fund, L.P.		Millennium Technology Value Partners, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C., its general partner	By:	Millennium Technology Value Partners Management, L.P., its General Partner

By:	Shamrock Partners Activist Value Fund, L.L.C., its managing member	By:	Millennium TVP (GP), LLC its General Partner

By:	/s/ Stanley P. Gold	By:	/s/ Samuel L. Schwerin
Name:	Stanley P. Gold	Name:	Samuel L. Schwerin
Title:	President and CEO	Title:	Managing Member

Millennium Technology Value Partners (RCM), L.P.

		By:	Millennium Technology Value Partners Management, L.P., its General Partner

		By:	Millennium TVP (GP), LLC its General Partner

		By:	/s/ Samuel L. Schwerin
		Name:	Samuel L. Schwerin
		Title:	Managing Member

Seller’s Address:		Purchaser’s Address:

c/o Shamrock Partners Activist Value Fund, L.L.C. 4444 Lakeside Drive Burbank, California 91505 (818) 845-4444		c/o Millennium Technology Ventures 747 Third Avenue, 38th Floor New York, NY 10017 (646) 521-7800

with copies to:		with copies to:

David Robbins, Esq. Bingham McCutchen LLP 355 South Grand Avenue, Suite 4400 Los Angeles, California 90071-3106 (213) 680-6560		Michael J. Cochran, Esq. McKenna Long & Aldridge LLP 230 Park Avenue Suite 1700 New York, NY 10169 (404) 527-8375

SCHEDULE I

ALLOCATION

Name of Purchaser	Number of Shares Being Purchased	Purchase Price	Closes
Millennium Technology Value Partners, L.P.	2,765,208	$2,599,295.52	December 30, 2009
Millennium Technology Value Partners (RCM), L.P.	2,800,918	$2,632,862.92	December 31, 2009

Total:	5,566,126	$5,232,158.44	—